EXHIBIT 23.2

/Letterhead/

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
CopSync, Inc.
Canyon Lake, Texas

We hereby consent to the incorporation by reference in this Registration Statement of CopSync, Inc. on Form S-8, of our report dated April 14, 2009 of our audit of the financial statements of CopSync, Inc. for the calendar year ended December 31, 2008 and 2007, which report was included in CopSync, Inc.’s Form 10-K which was filed on April 15, 2009, and to all references to our firm included in this Registration Statement.

/s/ Chisholm, Bierwolf, Nilson & Morrill
Chisholm, Bierwolf, Nilson & Morrill, LLC
Bountiful, Utah
September 9, 2009